Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), dated as of October 1, 2009 (“Effective Date”) by and between GlobalSCAPE, Inc., a Delaware corporation (“Employer” or the “Company”), and James R. Morris (“Employee”).

R E C I T A L S:

WHEREAS, pursuant to the terms of that certain Employment Agreement dated as of September 2, 2008 (the “Original Agreement”) by and between the Company and Employee, Employee has been employed as the President and Chief Executive Officer of the Company;

WHEREAS, the Company and Employee desire to amend and restate the Original Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the terms and conditions of this Agreement. Unless otherwise consented to by Board of Directors, Employee’s principal place of employment shall be at the Company’s headquarters in San Antonio, Texas.

Section 2. Duties. During the Term (as defined below), Employee shall be employed as President and Chief Executive Officer of Employer. Employee shall report to the Chairman of the Board of Directors of Employer. Employee agrees to diligently and honestly exercise his business judgment in the discharge of the duties as are customary to this position as those duties are determined from time to time by the Board of Directors of the Employer (the “Board”) and to fully comply with all laws and regulations pertaining to the performance of this Agreement, all ethical rules, Employer’s Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers as well as any and all of policies, procedures and instructions of the Company including, but not limited to, the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Employee agrees to devote his full work time and best efforts to the performance of the duties as an employee of Employer; provided, however, that Employee shall not be precluded from engaging in non-profit activities (such as serving on the boards of trade and industry associations, or religious, charitable or other community organizations), as long as such activities do not unreasonably interfere with Employee’s duties and responsibilities as President and Chief Executive Officer of Employer. Employee will not, during the Term, directly or indirectly, engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Employer. Employee shall also comply with all reasonable rules and regulations and policies now in effect or as subsequently modified, governing the conduct of Employer’s employees, including policies relating to insider trading and reporting obligations intended to comply with the Securities Exchange Act of 1933.

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Section 3. Term. The term of employment of Employee hereunder shall be four (4) years beginning on September 2, 2008 and ending on September 30, 2012 (the “Term”). This Agreement may be terminated prior to the end of the Term pursuant to Section 6 below.

Section 4. Compensation and Benefits. In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows:

(a) Base Salary. Until the termination of Employee’s employment hereunder (but subject to any severance or other payment to which Employee may be entitled pursuant to this Agreement or otherwise following termination of his employment), Employer shall pay Employee a base salary of $250,000 annually (the “Base Salary”), payable in accordance with the regular payroll practices of Employer for executives, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and less such other deductions or amounts, if any, as are authorized in writing by Employee. Such Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”), and may be increased in the sole discretion of the Committee, but not decreased (any increased amount thereupon being the Base Salary hereunder).

(b) Incentive Compensation. For each fiscal year of the Company which ends during the Term, beginning with the fiscal year ending December 31, 2009, Employee shall be eligible to receive an annual cash bonus of up to 40% of the Base Salary (the “Annual Bonus”), as recommended and approved by the Committee, if the Company and Employee, as applicable, achieve the performance targets set by the Committee and communicated to the Employee. Incentive Compensation shall be paid (i) in accordance with, and subject to those terms and conditions of, the Company’s annual incentive compensation plan which are administrative or which are required for compliance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”); provided that nothing in the Company’s plan shall apply adversely with respect to Employee to the extent inconsistent with the express terms of this Agreement; and (ii) in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Employee, whichever is later) in which the performance targets have been achieved. Employee shall be required to repay any after-tax portion of Annual Bonus received in respect of any year in which there is an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct.

(c) [Intentionally Omitted]

(d) Stock Option Plan. Employee shall be granted options to purchase a total of 400,000 shares of common stock, par value $0.001 per share, of Employer (“Stock Options”), 300,000 of which were granted on the date of the execution and delivery of the Original Agreement, under the GlobalSCAPE, Inc. 2000 Stock Option Plan (the “Plan”) and pursuant to the terms of the Stock Option Agreement in substantially the form used by Employer in connection with the grant of stock options to their officers and executives, a copy of which is attached as Exhibit A hereto. The per share exercise price under the Stock Option shall equal the price established pursuant to the Plan.

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(e) Paid Time Off. Employee shall be entitled to vacation and other paid time off in accordance with Employer’s policies for officers and executives, as they may be modified from time to time during Employee’s employment hereunder, provided that Employee will have no less than fifteen (15) days of paid vacation during each year of this Agreement, six (6) days of paid sick leave, and three (3) days of personal leave during each one year term accruing bi-weekly. Vacation and personal days shall be scheduled in advance and must be taken at such time or times as approved by the Board.

(f) Group Insurance and Other Benefits. Employee shall be entitled to receive the same benefits Employer makes generally available to their officers and executives, including, without limitation, participation in Employer’s group health, life and disability programs, and Employee’s entitlement to and participation in such benefits programs shall be at the same rates which are available to Employer’s other executives and officers.

(g) Savings Plans. Employee shall be entitled to participate in Employer’s 401(k) plan, or other retirement or savings plans as are made available to Employer’s other executives and officers and on the same terms which are available to Employer’s other executives and officers.

Section 5. Expenses. Employer will reimburse Employee for expenses related to the performance of his duties in accordance with its reimbursement policies for executives and officers in effect from time to time.

Section 6. Defined Terms Relating to Termination. The following capitalized terms used in this Agreement shall have the meanings set forth in this Section 6:

(a) Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 50% or more of the combined voting power of Employer’s then outstanding securities; provided, however, that if Thomas W. Brown and/or David Mann acquire, directly or indirectly, securities representing 50% or more of the combined voting power of Employer’s then outstanding securities it shall not be deemed a Change in Control, (b) any person or group (other than Thomas W. Brown or David Mann or entities controlled by either) shall make a tender offer or an exchange offer for 50% or more of the combined voting power of Employer’s then outstanding securities, (c) at any time during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the board of directors of Employer and any new directors, whose election by the board of directors of Employer or nomination for election by Employer’s stockholders was approved by a vote of at least two-thirds (2/3) of Employer’s directors then still in office who either were Employer’s directors at the beginning of the period or whose election or nomination for election was previously so approved (“Current Directors”), cease for any reason to

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constitute a majority thereof, (d) Employer shall consolidate, merge or exchange securities with any other entity and the stockholders of Employer immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares or other equity interests entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock or other equity interests entitled to elect directors by a separate class vote) to which all stockholders of the corporation or owners of the equity interests of any other entity issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors or where the Current Directors immediately after the effective time of the consolidation, merger or share exchange would not constitute a majority of the board of directors or similar governing body of the corporation or other entity issuing cash or securities in the consolidation, merger or share exchange, or (e) any person or group acquires all or substantially all of Employer’s assets.

Notwithstanding the foregoing, however, a Change in Control shall not be deemed to occur merely by reason of (1) an acquisition of Employer’s securities by, or any consolidation, merger or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a “subsidiary,” as such term is defined below. For these purposes, the term “subsidiary” means (i) any corporation, limited liability company or other entity of which 80% of the capital stock or other equity interests of such entity is owned, directly or indirectly, by Employer and (ii) any unincorporated entity in respect of which Employer has, directly or indirectly, an equivalent degree of ownership or (2) an acquisition of Company securities by Thomas W. Brown or David Mann.

(b) Disability. For purposes hereof, “Disability” shall be deemed to exist if Employee (A) meets the definition of either “totally disabled” or “total disability” (or terms with like meaning) under the terms of the Company’s long-term disability benefit program, and (B) is suffering from any medical or mental condition that in the Board’s reasonable opinion would prevent him from carrying out his normal duties. Any refusal to submit to a reasonable medical examination by an independent physician to determine whether Employee is so totally disabled shall be deemed to constitute conclusive evidence of his disability. The determination of such physician made in writing to the Company and to Employee shall be final and conclusive for all purposes of this Agreement. Termination by the Company or by Employee of his employment based on “Disability” shall be deemed to have occurred if, within thirty (30) days after written Notice of Termination (as hereinafter defined) is given, Employee shall not have returned to the full-time performance of his duties.

(c) Retirement. Termination by the Company or Employee of his employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with Employee’s consent.

(d) Cause. Termination by the Company of Employee’s employment for “Cause” shall mean termination upon:

(i) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to Disability or any such actual or anticipated failure resulting from termination by Employee

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for Good Reason) after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties;

(ii) Employee engages in conduct which is demonstrably and materially injurious to the Company or any of its affiliates, monetarily or otherwise;

(iii) Employee commits fraud, bribery, embezzlement or other material dishonesty with respect to the business of the Company or any of its affiliates, or the Company discovers that Employee has committed any such act in the past with respect to a previous employer;

(iv) Employee is indicted for any felony or any criminal act involving moral turpitude, or the Company discovers that Employee has been convicted of any such act in the past;

(v) Employee commits a breach of any of the covenants, representations, terms or provisions of this Agreement;

(vi) Employee violates any instructions or policies of the Company with respect to the operation of its business or affairs; or

(vii) Employee uses illegal drugs.

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent:

(i) the material failure by the Company, without Employee’s consent, to pay to Employee any portion of his current compensation within ten (10) days of the date any such compensation payment is due; or

(ii) Employer commits a material breach of any of the covenants, representations, terms or provisions hereof, and such breach is not cured within thirty (30) days after written notice thereof to the Company, which notice shall identify in reasonable detail the nature of the breach and gives Company an opportunity to respond, excluding, however, failure to pay salary within ten (10) days as further provided in subsection (i) above;

(iii) any material diminution of Employee’s title, function, duties, authority or responsibilities (including reporting requirements); or

(iv) a reduction in Employee’s salary as in effect on the date of this Agreement or as may be increased from time to time; or

(v) a material reduction in the benefits that are in effect from time to time for Employee; or

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(vi) a relocation of the Employee’s principal place of employment to a location which is beyond a 50 mile radius from San Antonio, Texas.

Employee must provide notice to the Company within 90 days of the initial existence of the condition giving rise to “Good Reason”. Upon the receipt of such notice, the Company shall have 30 days to remedy the condition giving rise to “Good Reason”.

(f) Notice of Termination. Any purported termination of Employee’s employment by the Company or by Employee shall be communicated by written notice to the other party hereto in accordance with Section 15(a) hereof (“Notice of Termination”). Such Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated.

(g) Date of Termination, Etc. “Date of Termination” shall mean (i) if Employee’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the full-time performance of his duties during such thirty (30) day period), or (ii) if Employee’s employment is terminated for Cause or by Employee for Good Reason or for any other reason (other than Disability), the date specified in the Notice of Termination as the date on which it is reasonably anticipated that no further services would be performed by Employee for the Company, as an employee or independent contractor (which, in the case of a termination by Employee for Good Reason, shall not be less than two (2) weeks nor more than two (2) months from the date such Notice of Termination is given).

Section 7. Compensation Upon Termination or During Disability.

(a) Upon termination of Employee’s employment or during a period of Disability, Employee shall be entitled to the following benefits:

(i) During any period that Employee fails to perform his full-time duties with the Company as a result of his Disability, Employee shall continue to receive his Base Salary at the rate in effect at the commencement of any such period, together with all compensation payable to Employee under the Company’s disability plan or other plan during such period, until this Agreement is terminated as a result of his Disability. Thereafter, Employee shall be provided with disability benefits that shall be no less than the benefits that Employee would have been entitled to pursuant to the Company’s long-term disability plan as in effect immediately prior to a Change in Control.

(ii) If Employee’s employment shall be terminated by the Company for Cause or by Employee other than for Good Reason, Disability, death or Retirement, the Company shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given unpaid and properly documented expense reimbursements incurred in accordance with Employer’s policies prior to termination, and compensation for accrued, and unused vacation as of the Date of Termination and any amounts to be paid to him pursuant to the Company’s retirement and other benefits plans then in effect (“Accrued Amounts”), and the Company shall have no further obligations to Employee under this Agreement.

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(iii) If Employee’s employment shall be terminated by the Company or by Employee for Retirement or by reason of Employee’s death, Employee’s benefits shall be determined in accordance with the Company’s retirement, benefit and insurance programs then in effect.

(iv) If Employee’s employment by the Company shall be terminated by the Company other than for Cause and other than because of Employee’s death, Disability or Retirement or by Employee for Good Reason then, effective as of the Date of Termination, in lieu of any severance benefits which he otherwise would be eligible to receive under the Company’s severance plan or policy as in effect immediately prior to any Change in Control, Employee shall be entitled to the benefits (“Severance Benefits”) provided below:

(A) The Company shall pay Employee Accrued Amounts through the Date of Termination at the rate in effect at the time the Notice of Termination is given (excluding any severance benefits under the Company’s severance plan or policy);

(B) The Company shall pay Employee, in addition to all Accrued Amounts, (i) Employee’s then current Base Salary for the period commencing on the Date of Termination and ending upon the date which is 18 months after the Date of Termination payable in accordance with the regular payroll practices of the Company; and (ii) if after a Change in Control, Employee’s then current Base Salary times 1.5 payable in one lump sum on the Date of Termination; and

(C) The Employee shall be entitled to continue to receive, at the cost and expense of the Company, the benefits Employer makes generally available to their officers and executives, in Employer’s group health program, and Employee’s entitlement to and participation in the group health program shall be at the same rates which are available to Employer’s other executives and officers for a period of 18 months after the Date of Termination.

(b) Notwithstanding any other provision of this Agreement, if any amount payable hereunder would, individually or together with any other amounts paid or payable, constitute an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any applicable regulations thereunder (the “Code”) which would require the payment by Employee of the excise tax imposed by Section 4999 of the Code or any interest or penalty (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then he shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after the payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the total payments to be received by Employee pursuant to this Agreement. The determination

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of whether the Gross-Up Payment shall be paid shall be made by a nationally recognized accounting firm selected by Employee and such determination shall be binding upon him and the Company for purposes of this Agreement. The costs and expenses of such accounting firm shall be paid by the Company.

(c) Except as specifically provided in this Section 7, Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(d) In the event that any payments under this Section 7 or elsewhere in this Agreement are determined to be subject to Section 409A of the Code, and Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation §1.409A-1(i), no such payments shall be made prior to the date that is six (6) months following the Date of Termination.

(e)(i) Employee acknowledges and agrees that (A) Employee is solely responsible for all obligations arising as a result of the tax consequences associated with payments under this Agreement including, without limitation, any taxes, interest or penalties associated with Section 409A of the Code, (B) Employee is not relying upon any written or oral statement or representation the Company, any of its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with the execution of the this Agreement and the payment under this Agreement, and (C) in deciding to enter into this Agreement, Employee is relying on his or her own judgment and the judgment of the professionals of his or her choice with whom Employee has consulted. Employee hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of this Agreement and any payment under the Agreement.

(ii) Employee must execute a full release of all claims within 60 days following termination of employment in order to be eligible for Severance Benefits. Without limiting the remedies available to the Company for breach by Employee of Section 8, Section 9, Section 10, , Section 11, or Section 12, if Employee violates the provisions of such Sections after the termination of Employee’s employment with the Company in a manner reasonably determined by the Board to be injurious to the Company or any of its affiliates, then Employee will forfeit the right to any payments under this Section 7 which are unpaid at the time such violation occurs.

Section 8. Inventions; Assignment.

(a) Inventions Defined. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Employer, including its Affiliates (as defined below), whether or not able to be patented, copyrighted or reduced to writing, that Employee may discover, invent or originate during the term of his employment

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hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer. Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may reasonably deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein. Employee hereby appoints Employer as his attorney in fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

(b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Employee shall assign and transfer to Employer the worldwide right, title and interest of Employee in the Inventions. Employee agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer’s name in such countries as may be determined solely by Employer. Employee shall provide to Employer all facts known to Employee and reasonably requested by Employer relating to the Inventions, and shall cooperate with Employer’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer’s exclusive patent rights in the Inventions.

(c) Successors and Assigns. Employee’s obligations under this Section 8 shall inure to the benefit of Employer, its Affiliates (as defined below) and their respective successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer and its affiliates in the Inventions. When used herein, “Affiliate” shall mean an entity which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with, Employer.

Section 9. Confidential Information.

(a) Acknowledgment of Proprietary Interest. Employee acknowledges the proprietary interest of Employer and its Affiliates in all Confidential Information (as defined below). Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

(b) Confidential Information Defined. “Confidential Information” means all trade secrets, copyrightable works, confidential or proprietary information of Employer or its Affiliates, including without limitation, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) the identities of clients or customers, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, services, products, purchases or sales of Employer or any of its customers, other than (A) information that is publicly available, and (B) information that becomes available to Employee after the termination of his employment with Employer from a third party source not bound by a confidentiality agreement with Employer with respect to such information.

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(c) Covenant Not To Divulge Confidential Information. Employer is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer or as necessary to perform Employee’s duties as an employee of Employer and for the sole benefit of Employer or its Affiliates, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer.

(d) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all documents, data and other information derived from or otherwise pertaining to Confidential Information. Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any Confidential Information.

Section 10. Non-Solicitation.

(a) Solicitation of Employees. During Employee’s employment with Employer and for a period of twelve (12) months after termination of such employment at any time and for any reason (the “Restriction Period”), and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, Employee shall not solicit, participate in or promote the solicitation of any person who was employed by Employer or any of its Affiliates at the time of Employee’s termination of employment with Employer to leave the employ of Employer or any of its affiliates, or, on behalf of himself or any other person, hire, employ or engage any such person; provided, however, that Employee or an entity for which Employee works shall not be precluded from generally advertising for employees or from hiring any employees who have not been solicited by Employee, directly or indirectly, in violation of this Section 10(b).

(b) Solicitation of Clients, Customers, Etc. During the Restriction Period, and regardless of whether any payments are made to Employee under this Agreement as a result of termination of his Employment, Employee shall not, directly or indirectly, solicit any person who, at the time of termination of Employee’s employment with Employer, was a client, customer, vendor, consultant or agent of Employer or its Affiliates and with whom Employee had contact on behalf of Employer during such period, to discontinue business, in whole or in part, with Employer or its Affiliates; provided, however, that the foregoing shall not prohibit Employee from soliciting such clients, customers, vendors, consultants or agents to do business with any entity or person as long as such solicitation does not include an express or implied solicitation to discontinue business, in whole or in part, with Employer or its Affiliates.

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Section 11. Non-Compete.

(a) Competition During Employment. Employee agrees that during the term of his employment with Employer, he will not, directly or indirectly, compete with Employer or its Affiliates in any way, and that he will not act as an officer, director, employee, consultant, shareholder, partner, equity owner, lender, guarantor or agent of any entity which is engaged in any business in competition with, the businesses in which Employer and its Affiliates are engaged as of the date hereof or in which Employer or its Affiliates become engaged during the term of his employment; provided, however, that this Section 11(a) shall not prohibit Employee or any of his Affiliates from: (i) purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer and its Affiliates. Furthermore, Employee agrees that during the term of his employment, he will undertake no planning for the organization of any business activity competitive with the work he performs as an employee of Employer and Employee will not combine or conspire with any other employees of Employer and its Affiliates for the purpose of the organization of any such competitive business activity.

(b) Competition Following Employment. In order to protect Employer against the unauthorized use or the disclosure of any Confidential Information of Employer and its Affiliates presently known or hereafter obtained by Employee during his employment under this Agreement, Employee agrees that for a period of twelve (12) months after the termination or cessation of his employment with Employer at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination (but subject to the provisions of Section 12 hereof), Employee shall not, directly or indirectly, for himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity), engage or participate in any business which engages in competition with the businesses being conducted by Employer or any of its Affiliates during the Term anywhere in any state in the United States or in any foreign country where Employer or any of its Affiliates distributes software or performs services related to the distribution of software, or any other business in which Employer or any of its Affiliates was actively engaged at the time of termination of Employee’s employment with Employer; provided, however, that this provision shall not prohibit Employee or any of his Affiliates from (i) purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer, or (ii) serving as an officer, employee or consultant to any entity or business which operates through multiple Affiliates or business divisions, as long as Employee is serving as an officer, employee or consultant to an Affiliate or business division which is not engaged in competition with Employer or any of its Affiliates.

Section 12. Non-Disparagement. During Employee’s employment with Employer and thereafter, Employee agrees not to make any statement or take any action which disparages, defames, or places in a negative light Employer, Affiliates, or its or their reputation, goodwill, commercial interests or past and present officers, directors and employees.

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Section 13. Effect of Termination; Actions Upon Termination. The Company shall pay Employee when due any and all previously earned, but as yet unpaid, salary and reimbursement of business expenses submitted in accordance with the Company’s policy as in effect. The provisions of Section 10 and Section 11 shall terminate and be of no further force and effect in the event (i) Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, and (ii) Employer fails to timely pay Employee the Severance Benefits and/or any other amounts due pursuant to Section 7. Upon termination of employment hereunder, Employee shall immediately resign as an officer and/or director of Company and of any Affiliates, including any joint ventures.

Section 14. Arbitration. Without limiting either party’s right to seek equitable remedies under Section 15(c) below or otherwise, Employer and Employee agree that any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration. Arbitration under this Agreement shall be governed by the Federal Arbitration Act and proceed in San Antonio, Texas, in accordance with the rules of the American Arbitration Association (“AAA”). Arbitration will be conducted before a panel of three neutral arbitrators selected from an AAA list of proposed arbitrators with business law experience. Either party may take any legal action needed to protect any right pending completion of the arbitration. The arbitrator will determine whether an issue is arbitrable and will give effect to applicable statutes of limitation. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. Discovery shall be governed by the Federal Rules of Civil Procedure and the Federal Rules of Evidence. All information developed by the arbitration or litigation shall be held in confidence subject to such protective orders, as the arbitrator deems useful to ensure complete confidentiality. The decision of the arbitrator shall be final and binding on all parties to this Agreement (and any third party beneficiaries of this Agreement), and judgment thereon may be entered in any court having jurisdiction over the parties. All costs of the arbitration proceeding or litigation to enforce the arbitration award shall be paid by the party against whom the arbitrator decides. The arbitrator shall have no right to award punitive, consequential, exemplary or analogous damages.

Section 15. General.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 15(a):

If to Employer, to:

GlobalSCAPE, Inc.

4500 Lockhill Selma Road, Suite 150

San Antonio, Texas 78249

Attention: Chairman of the Board

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with copy to:

Jackson Walker L.L.P.

112 E. Pecan Street, Suite 2400

San Antonio, Texas 78205

Attention: Steven R. Jacobs

If to Employee, to Employee’s last known address appearing on Employer’s records.

(b) Withholding. All payments required to be made to Employee by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

(c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Section 8, Section 9, Section 10, Section 11, or Section 12 Employer shall suffer immediate, substantial and irreparable injury and shall have no adequate remedy at law. Accordingly, in event of such breach, Employer shall be entitled, in addition other remedies and without showing actual damages, to specific performance and other appropriate injunctive and equitable relief.

(d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(g) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(h) Interpretation of Agreement. This Agreement shall be construed according to its fair meaning and not for or against either party. Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

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(i) Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the heirs, legal representatives, personal representatives and permitted assigns of Employee and the successors and assigns of Employer. The Affiliates of Employer shall be considered third party beneficiaries of this Agreement with respect to any services provided by Employee to them and in connection with Employee’s covenants in Section 8, Section 9, Section 10, Section 11, and Section 12 hereof to the extent such covenants apply with respect to such Affiliates. Employer may assign this Agreement to a successor entity through a merger, consolidation or sale of all or substantially all of the assets; provided that in the event of any such assignment, Employer shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee’s estate. This Agreement is not otherwise assignable by Employee.

(j) Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter, and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

(l) Employee Representations. Employee represents and certifies to Employer that he: (i) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (ii) has read this Agreement carefully; (iii) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (iv) understands its provisions; (v) has had the opportunity to consult his attorney; and (vi) enters into this Agreement knowingly and voluntarily. Employee also represents that he will not make any unauthorized use of any Confidential Information or intellectual property of any third party in the performance of his duties under this Agreement and that Employee is under no obligation to any prior employer or other entity that would preclude or interfere with the full and good faith performance of Employee’s obligations hereunder.

(m) Restatement. This Agreement amends and restates the Original Agreement in its entirety. Employee and the Company agree that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Original Agreement.

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EXECUTED as of the date first above written.

GLOBALSCAPE, INC.

By:	/s/ Thomas W. Brown
Name:	Thomas W. Brown
Title:	Chairman, Board of Directors

/s/ James R. Morris
James R. Morris

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